Exhibit 10.12

SECOND AMENDED AND RESTATED SECURED PROMISSORY NOTE

$1,302,826.48	September 30, 2004

Dallas, Texas

FOR VALUE RECEIVED, 3CI Complete Compliance Corporation, a Delaware corporation (the “Maker”), promises to pay to the order of Waste Systems, Inc., a Delaware corporation (the “Payee”), in lawful money of the United States of America, the sum of One Million Three Hundred Two Thousand Eight Hundred Twenty-six Dollars and 48/100 ($1,302,826.48), or so much thereof as may be advanced and outstanding hereunder, together with accrued interest on the outstanding portion thereof, with such outstanding principal amount to include any unpaid interest as described below, at a rate of interest equal to the lesser of (i) the prime rate of interest as set forth from time to time in the “Money Rates” section of the Wall Street Journal (Southwestern Edition) (the “Prime Rate”), not to exceed 13%, and (ii) the Maximum Rate (as defined below) from time to time in effect.  Any change in the Prime Rate shall become effective, without further notice, on the first day of each calendar month based upon the published quote of the Prime Rate for the business day immediately preceding the first day of each calendar month.  The Maker agrees to pay interest at the Maximum Rate on all past due principal and interest on this Note from the maturity thereof until paid.  This Note may be prepaid in whole or in part at any time without notice or prepayment penalty.  All payments paid on this Note shall be applied first to accrued but unpaid interest and the balance, if any, to unpaid principal.  Interest hereunder shall be computed on the basis of the actual number of days elapsed based on a 365 or 366-day year, as the case may be, and will accrue at the rate applicable hereunder on the unpaid principal amount of this Note outstanding from time to time. This Note shall be payable at such address as the Payee may from time to time designate in writing.

Principal and accrued interest under this Note in the aggregate amount of $25,000.00 shall be due and payable in monthly installments on the fifth business day of each month with the first such installment being due and payable on October 7, 2004.  The outstanding principal of this Note and any accrued but unpaid interest is due and payable on April 3, 2006 (the “Maturity Date”).

If any payment of principal or interest on this Note shall become due on a day other than a business day, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.

Prior to the Maturity Date, the Maker shall be entitled to borrow additional amounts hereunder, not to exceed in the aggregate $100,000, upon not less than three days notice to the Payee.  Any additional amounts borrowed by the Maker hereunder shall be due and payable on the Maturity Date, and shall constitute additional principal under this Note.

“Maximum Rate” means the lesser of (a) 18% per annum or (b) the maximum lawful nonusurious rate of interest (if any) that under Applicable Law (as hereinafter defined) the Payee is permitted to charge the Maker on this Note from time to time.

“Applicable Law” means the law in effect from time to time and applicable to this Note that permits the charging and collection of the highest permissible lawful nonusurious rate of interest on this Note, including the laws of the State of Texas and laws of the United States of America.

In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note that would under Applicable Law be deemed “interest,” ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note.  The Payee and the Maker specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined as being the Maximum Rate.  Therefore, none of the terms of this Note shall ever be construed to create a contract to pay, charge, demand, or receive interest at a rate in excess of the Maximum Rate, and neither the Maker nor any other party liable on this Note shall ever be liable for interest in excess of that determined as being the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note.  If any amount of interest taken or received by the Payee shall be in excess of the maximum amount of which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical or other error by the parties hereto and shall be refunded promptly to the Maker.  All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note that would under Applicable Law be deemed “interest’ shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full term of this Note.

The Maker will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (as hereinafter defined) on any Property (as hereinafter defined) now owned or hereafter acquired by the Maker, except:

1.                                       Liens in favor of the Payee;

2.                                       Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith, by appropriate proceeding by or on behalf of the Maker, and with respect to which adequate reserves therefore have been established;

3.                                       Liens of vendors, carriers, warehousemen, repairmen, mechanics, workmen, or materialmen arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the Maker and with respect to which adequate reserves therefore have been established;

4.                                       Liens and minor irregularities in title that do not materially interfere with the occupation, use, and enjoyment by the Maker of the Maker’s Properties or materially impair the value of such Properties;

5.                                       Liens in connection with the original purchase or lease of any Property hereafter acquired by the Maker involving annual aggregate payments not exceeding $25,000, or total payments not exceeding $100,000, unless approved in advance by Maker’s board of directors;

6.                                       Liens in connection with any capital lease which has annual aggregate payments not exceeding $25,000, or total payments not exceeding $100,000,  and Liens in connection with any capital lease which has annual aggregate payments greater than $25,000 unless approved in advance by the Maker’s board of directors;

7.                                       Liens created pursuant to or in connection with the Settlement Agreement and Release of All Claims dated January 10, 1996 (the “Shepherd Settlement Agreement”), between James H. Shepherd, James Michael Shepherd and Richard T. McElhannon as Releasors, and the Maker, Georg Rethmann, Herman Niehues, Jurgen Thomas, Charles Crochet and the Payee as Releasees, as acquired by Stericycle, Inc. (“Stericycle”) on or about May 1, 2002; and

8.                                       all other valid and existing Liens of record with respect to the Properties as of the date hereof securing prior indebtedness of the Maker, including reaffirmations thereof, with no increase in priority versus Payee, in connection with the refinancing of the debt secured thereby (collectively, the “Permitted Liens”).

“Lien” means with respect to any Property, any mortgage, lien (statutory or other), pledge, charge, security interest, claim, lease, sublease, deed of trust, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or partner or similar agreement, or encumbrance, restriction, or other limitations of any kind in respect of such Property.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, legal rights and all leasehold interests).

The Maker and the Payee (a) acknowledge that this Note amends and restates in its entirety, but does not constitute a novation of, the Amended and Restated Secured Promissory Note dated October 1, 1998, in the principal amount of $5,487,308.13, as amended (the “Amended Note”), executed by the Maker in favor of the Payee, (b) acknowledge that the Payee has extended valuable financial consideration for the amendment and restatement of the Amended Note, (c) ratify and confirm that all liens and related security interests existing under the Amended Note, including without limitation those created pursuant to or in connection with the Shepherd Settlement Agreement and those created under a Security Agreement/Collateral Chattel Mortgage dated September 30, 1995, a Deed of Trust and Security Agreement dated February 2, 1996, a Leasehold Mortgage and Security Agreement dated February 2, 1996, a Deed of Trust and Security Agreement dated March 25, 1996, and a Mortgage dated January 1, 1997, as acquired by Stericycle (the “Security Documents”), remain in full force and effect with the same priorities as are in effect before the date of this Note, and (d) there are no existing, or to the knowledge of Maker or Payee any events or facts that with time or notice would be become, defaults under the Amended Note or any instrument or agreement executed in connection with this Note.

For the six months ending September 30, 2004 and for each of the Maker’s fiscal quarters thereafter until the Maturity Date, the Maker shall have EBITDA of not less than $500,000 (the “EBITDA Threshold”).  For purposes of this Note, EBITDA shall be measured on a trailing six-month basis and shall not include, effective for the Maker’s fiscal quarter ended June 30, 2004, and subsequent, all sums paid by Maker that arise from or are related to (a) the claims of Stericycle regarding the conversion rate of the Maker’s previously outstanding preferred stock (“Preferred Stock”), including, but not limited to, Cause No. 95-024912 and Cause No. 2003-46899 in the District Court of Harris County, Texas, and (b) the claims in Robb et al. v. Stericycle, Inc. et al., including, but not limited to, the fees and expenses of the Special Committee of the Maker’s Board of Directors, but excluding any fees or expenses related to reversal of dividends declared on the Preferred Stock by the Maker’s Board of Directors.  If the Maker fails to attain the EBITDA Threshold with respect to any six-month period ending on each of the Maker’s fiscal quarters from and after September 30, 2004 until the Maturity Date, the Maker shall pay to the Payee within 15 business days after the end of the applicable fiscal quarter, a fee equal to one-fourth of the product of (i) the outstanding principal amount of this Note on the last day of the applicable fiscal quarter, and (ii) 0.03.

If one or more of the following events shall have occurred and be continuing after the expiration of any cure or grace period specifically set forth hereunder:

(a)                                  the Maker fails to pay any principal or interest of this Note within 15 days following written notice by the Payee to the Maker of failure to make such payment;

(b)                                 the Maker commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to the Maker or the Maker’s debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of the Maker or any part of the Maker’s Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Maker, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing the Maker’s general inability to pay, the Maker’s debts as they become due, or shall take any action to authorize any of the foregoing; or

(c)                                  an involuntary case or other proceeding shall be commenced against the Maker seeking liquidation, reorganization, or other relief with respect to the Maker or the Maker’s debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of the Maker or any part of the Maker’s Property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order for relief shall be entered against the Maker under any bankruptcy, insolvency, or other similar laws as now or hereafter in effect;

then in any such event, the Payee may (a) declare this Note and the loan evidenced thereby (together with accrued interest thereon) and all other amounts payable hereunder to be, and this Note, the loan, and amounts shall thereupon become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind whatsoever, all of which are hereby waived by the Maker, (b) exercise any or all of the rights under any or all of the Security Documents or pursuant to any law or at equity, and (c) exercise any or all of the rights and remedies of a secured party under the UCC or under other applicable law or any other legal and equitable rights to which the Payee may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained in this Note or any of the Security Documents.  Should the Payee ever foreclose on any Property, the Payee shall have the right to apply the proceeds thereof in any manner it deems appropriate.  All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Maker contained in this Note and the other Security Documents shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Maker herein contained.  The failure or delay of the Payee to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the other agreements or other documents or security or Property shall not operate as a waiver of any such Liens, rights, powers, and remedies, but all such Liens, rights, powers, and remedies shall continue in full force and effect until the loans evidenced by this Note and all other obligations, indebtedness, and liabilities shall have been irrevocably and indefeasibly repaid in full in cash.  All Liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

The Payee may not transfer this Note except to an affiliate of the Payee, and the rights and privileges of the Payee under this Note shall inure to the benefit of the Payee’s permitted successors and assigns.

The parties hereto acknowledge and agree that this Note and the obligations and undertakings of the parties hereunder shall be performable in Dallas, Dallas County, Texas.   This Note shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to such State’s principles of conflict of laws.

The Payee waives, if applicable, all existing defaults or events of default under the Amended Note through the date hereof.

The individuals who execute this Note on behalf of the Maker and the Payee have the right and authority of their respective corporations to execute this Note so that it is binding on such corporation.

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IN WITNESS WHEREOF, the Maker and the Payee have executed this Note effective as of the date first set forth above.

3CI COMPLETE COMPLIANCE CORPORATION

By:	/s/ Matthew D. Peiffer
Matthew D. Peiffer
Chief Financial Officer

AGREED AND CONSENTED TO:

WASTE SYSTEMS, INC.

By:	/s/ Elizabeth L. Brandel
Name:	Elizabeth L. Brandel
Title:	VP Finance of Stericycle, owner of WSI